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                                  EXHIBIT 23.5






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                        CONSENT OF INDEPENDENT ACCOUNTANT


     We consent to the inclusion in Host Funding, Inc.'s Registration Statements
on Form S-4 (File No.033-6001) and Form S-11 (File No.33-92772):   (1)  of our
report dated February 3, 1995, on our audit of the Financial Statements of Mission Bay Super 8, Ltd., a California limited partnership, as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and 1993, and (2) of our report dated February 21, 1994, on our audit of the Financial Statements of Mission Bay Super 8, Ltd., a California limited partnership, as of December 31, 1993 and 1992, and for the years ended December 31, 1993 and 1992. We also consent to the reference to our Firm under the caption "Experts".




San Diego, California              ----------------------------
September ___, 1995                Levitz, Zacks & Ciceric
                                   Certified Public Accountants